Exhibit (h)(d)(3)
SCHEDULE A
OPERATING EXPENSE LIMITS

Maximum Operating Expense Limit
(as a Percentage of average net assets)
Small-Cap Growth Portfolio	0.10%
International Value Portfolio	0.10%
Long/Short Large-Cap Portfolio	0.10%
International Small-Cap Portfolio	0.10%
Equity Index Portfolio	0.10%
Small-Cap Index Portfolio	0.10%
Diversified Research Portfolio	0.10%
Equity Portfolio	0.10%
American Funds Growth-Income Portfolio	0.10%
American Funds Growth Portfolio	0.10%
(applies to feeder fund expenses only)
Large-Cap Value Portfolio	0.10%
Technology Portfolio	0.10%
Short Duration Bond Portfolio	0.10%
Floating Rate Loan Portfolio	0.10%
Diversified Bond Portfolio	0.10%
Growth LT Portfolio	0.10%
Focused 30 Portfolio	0.10%
Health Sciences Portfolio	0.10%
Mid-Cap Equity Portfolio	0.10%
(formerly called Mid-Cap Value Portfolio)
Large-Cap Growth Portfolio	0.10%
International Large-Cap Portfolio	0.10%
Small-Cap Value Portfolio	0.10%
Multi-Strategy Portfolio	0.10%
Main Street Core Portfolio	0.10%
Emerging Markets Portfolio	0.10%
Money Market Portfolio	0.10%
High Yield Bond Portfolio	0.10%
Managed Bond Portfolio	0.10%
Inflation Managed Portfolio	0.10%
Comstock Portfolio	0.10%
Mid-Cap Growth Portfolio	0.10%
Real Estate Portfolio	0.10%
Small-Cap Equity Portfolio	0.10%

Effective May 1, 2008, agreed to and accepted by:

PACIFIC SELECT FUND

BY: Name:	/s/ Howard T. Hirakawa Howard T. Hirakawa
Title:	Vice President

PACIFIC LIFE FUND ADVISORS LLC

By: Name:	/s/ Howard T. Hirakawa Howard T. Hirakawa	By: Name:	/s/ Laurene E. MacElwee Laurene E. MacElwee
Title:	VP, Fund Advisor Operations	Title:	AVP, Fund Advisor Compliance & Assistant Secretary